UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported)  October 28, 2010

CFS BANCORP, INC.
(Exact Name of Registrant as Specified in Its Charter)

INDIANA
(State or Other Jurisdiction of Incorporation)

000-24611	35-2042093
(Commission File Number)	(IRS Employer Identification No.)

707 Ridge Road, Munster, Indiana	46321
(Address of Principal Executive Offices)	(Zip Code)

(219) 836-5500
(Registrant’s Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01      Other Events

    In an on-line article published by Crain’s Chicago Business on Tuesday, October 26, 2010, based upon schedules filed October 26, 2010 as part of the Chapter 11 Bankruptcy Petition filed by Gas City, Ltd and The William J. McEnery Revocable Trust dated April 22, 1993, in the United States Bankruptcy Court for the Northern District of Illinois, Eastern Division, Citizens Financial Bank (“Bank”) was incorrectly listed as having a $3,701,000 unsecured claim as and against Gas City, Ltd.  Neither Gas City, Ltd., nor The William J. McEnery Revocable Trust dated April 22, 1993 (“Debtors”) are indebted to Citizens Financial Bank.

    A related party to the Debtors that is not in bankruptcy is a borrower of the Bank, and owes approximately $3,701,000 to the Bank.  The collateral securing the loan consists of a gas station located in Michigan City, Indiana which is owned by the related party and is not part of the bankruptcy estate, and a parcel of real estate legally titled in the name of The William J. McEnery Revocable Trust dated April 22, 1993, which collateral is therefore currently part of the bankruptcy estate of said Trust.

    In August, 2010, the Bank placed the loan to this related party on non-accrual status and it is therefore included in the non-performing loan totals presented in the most recent press release and Form 10-Q filed for the quarter ended September 30, 2010, by the Bank’s parent company, CFS Bancorp, Inc.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CFS BANCORP, INC.

Date: October 28, 2010	By:	/s/ Joyce M. Fabisiak
Joyce M. Fabisiak
Vice President